     Filed with the Securities and Exchange Commission on November 13, 2000
                                          Registration Nos. 333-32156, 333-38854
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                ________________

                   Post Effective Amendment No. 1 to Form S-1
                                       on
                                    Form S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ________________

                           ACT TELECONFERENCING, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                                    --------
                 (State or other jurisdiction of incorporation)

                                   84-1132665
                                   ----------
                    (I.R.S. Employer Identification Number)

                         1658 Cole Boulevard, Suite 130
                             Golden, Colorado 80401
                                 (303) 235-9000
                                 --------------
         (Address and telephone number of principal executive offices)

                                Gavin J. Thomson
                            Chief Financial Officer
                           ACT Teleconferencing, Inc.
                         1658 Cole Boulevard, Suite 130
                             Golden, Colorado 80401
                                 (303) 235-9000
                                 --------------
           (Name, address, and telephone number of agent for service)

                                   Copies to:
                           William J. Campbell, Esq.
                            Benjamin M. Chin, Esq.
                              Faegre & Benson LLP
                      370 Seventeenth Street, Suite 2500
                            Denver, Colorado 80202
                             Phone: (303) 820-0630
                              Fax: (303) 820-0600

     Approximate date of commencement of sale to the public: as soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are to be offered under dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
/X/
     If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made under Rule 434, please check the following box. / /

                        Calculation of Registration Fee

   Title of each class of              Amount to        Proposed maximum offering         Proposed maximum             Amount of
securities to be registered         be registered          price per share(2)        aggregate offering price(2)    registration fee
------------------------------------------------------------------------------------------------------------------------------------
Warrant shares(1)                      400,000                    $8.125                   $3,250,000                   $0.00 (3)


(1) One warrant share (common stock) issuable upon exercise of one warrant.
(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based on the average high and low sale prices per share of the registrant's common stock on November 9, 2000 as reported on the Nasdaq SmallCap Market System.
(3) The registrant previously paid the registration fee when it filed its registration statement on Form S-1 on March 10, 2000 and Form S-1 MEF on June 8, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               Resale Prospectus

                           ACT TELECONFERENCING, INC.

                     400,000 Warrant Shares (common stock)
                            (Previously registered)


                             [COMPANY LOGO GOES HERE]


     The selling shareholders, identified on page ______, may offer 400,000 warrant shares (common stock) previously registered. We will not receive any proceeds from the sale of these shares.

                                  Price per
                                    share               Total

Warrant shares                      $8.125           $3,250,000

     The offering price is based on recent prices of our common stock as quoted on the Nasdaq SmallCap Market. There are no underwriters involved in this offering.

                                Trading symbol:
                  Nasdaq Small Cap Market: ACTT (common stock)

     Investing in our common stock involves risks. See "Risk Factors" on page 6.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               November 13, 2000

     We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                Explanatory Note

     ACT Teleconferencing, Inc. files this Post Effective Amendment No. 1 to amend its registration statements on Form S-1, File 333-32156, filed with the Securities and Exchange Commission on March 10, 2000 and amended on May 2, 2000 (Amendment No. 1) and May 22, 2000 (Amendment No. 2) and Form S-1 MEF, File 333-38854, filed June 8, 2000. We are not registering additional securities but are updating our registration statement for the warrant shares.

                               TABLE OF CONTENTS
                               -----------------
                                            PAGE
SUMMARY....................................   5
RISK FACTORS...............................   6
WHERE YOU CAN FIND MORE INFORMATION........  12
USE OF PROCEEDS............................  13
SELLING SHAREHOLDERS.......................  13
PLAN OF DISTRIBUTION.......................  15
DESCRIPTION OF SECURITIES..................  16
ELIMINATION OF DIRECTOR LIABILITY..........  16
INDEMNIFICATION OF OFFICERS AND DIRECTORS..  17
LEGAL MATTERS..............................  18
EXPERTS....................................  18
TRANSFER AGENT AND WARRANT AGENT...........  18


     In this prospectus, "ACT," "we," "us," and "our" refer to ACT Teleconferencing, Inc., a Colorado corporation.

     Our logo and the names of our products and services mentioned in this prospectus are either trademarks or servicemarks that we own. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

                                    SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus or our filings with the Securities and Exchange Commission (the "SEC"). It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully and other documents we file with the SEC, including documents containing our financial statements.

     ACT Teleconferencing, Inc. is a leading full service provider of audio, video, data, and Internet-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct electronic meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

     Currently, we have 11 operations centers and 13 sales offices in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, the United Kingdom, and the United States. Our global presence and the rapid growth in the conferencing services market have allowed us to build a quality client base ranging from Fortune 500 companies to small business enterprises. Our primary focus is on providing high value-added conferencing services to organizations in information-intensive industries, such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies. Our customers include premier names such as Ernst & Young, Concert Global Networks, Industrial Bank of Japan, Philips Electronics, KLM, and British Petroleum.

Our Business

     Our services are designed to meet the growing teleconferencing needs of a broad range of customers across a diverse range of information-intensive industries. We provide services to clients on a global basis while aiming to deliver unsurpassed excellence in quality of service. We use state-of-the-art conferencing technology that allows us to accommodate as many as 1,000 participants in conference calls or Internet presentations at a level of quality consistent with the highest business standards. We purchase the best of class equipment and services from leading suppliers, allowing us to deploy the latest available technology.

     We believe that our extensive range of value-added conferencing services, combined with our global presence and emphasis on superior customer service, provides significant competitive advantages that have enabled us to become the provider of choice for numerous high volume users of teleconferencing services. Our global presence enables us to serve our clients by operating in local time zones, providing local language service, and staffing our operations centers with country nationals. Attending to the global needs of our customers has allowed us to grow from approximately 20,000 conferences in 1994 to over 250,000 in 1999, a compound annual growth rate exceeding 65%.

     We market our services internationally through our direct sales force as well as through outsourcing and co-marketing arrangements with leading telecommunications providers, such as GTE and Concert, the worldwide joint venture of AT&T and British Telecom. These arrangements allow our outsourcing and co-marketing partners to market our teleconferencing services as a part of a total telecommunications solution for their customers.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in our filings with the SEC before deciding whether to invest in our common stock. While we have attempted to identify all risks that are material to our business, additional risks that we have not yet identified or that we currently think are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus and in our filings with the SEC, including the consolidated financial statements in our annual report, the unaudited pro forma combined financial information in our quarterly reports, and related notes.

Our revenues may fluctuate because we draw significant revenues from three major clients.

     The loss of any one of our three largest customers, but especially the largest one, would have a material adverse effect on our business. Our three largest customers represent over 40% of our total business. Teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. In 1999, our three largest customers accounted for 24%, 14%, and 4% of our revenues. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers could also adversely impact our revenues or cause us to lose a substantial client.

The failure to manage our growth into new service offerings or to hire additional qualified employees could have a material adverse effect on us.

     Our failure to attract and retain the necessary personnel or effectively manage our growth in employees and operations could have a material adverse affect on our business, financial condition, and operating results. The expansion of our business into Internet-based service offerings as well as our rapid internal growth will place a significant strain on our current management resources. To structure, deliver, and support these new services, we will need to provide additional training for current employees and compete in the market for new employees, especially those who are skilled in the delivery of Internet services. Competition for talented personnel is intense, and we cannot assure you that we will be able to attract, integrate, and retain sufficiently qualified staff to support the growth in our existing business or our expansion into Internet-based conferencing services.

We may not be able to compete against our major competitors in the telecommunications industry who have substantially greater capital resources and name recognition than we have.

     The telecommunications industry is highly competitive, and many of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we may not be able to compete with them in terms of advertising, marketing, sales, and deployment of capital. To compete successfully against other telecommunications and teleconferencing providers, we must be able to maintain competitive pricing while at the same time offering high quality services. A competitor that operates substantially more ports than we operate will have more flexibility in the size of conferences it can conduct and the prices it can charge. A well capitalized competitor can offer a wider array of service and pricing options that we may not be able to match.

The development of Internet-based conferencing services that compete with our conventional circuit-switched audio conferencing injects an unknown competitive factor into the teleconferencing industry and our business.

     Over 90% of our current revenues are derived from audio conferences that are carried over conventional circuit-switched analog and digital telephone lines. The potential use of the Internet to transmit long distance voice, video, and data and to develop new types of conferences represents a material change in the telecommunications industry. The Internet offers less expensive long distance transmission and greater flexibility in conferences that combine audio, video, and data. We offer no assurance that our current business practices or our new initiatives in Internet conferencing can address and exploit these developments, particularly since the scope of change and the impact of change are not known to us at this early stage of market development.

If Internet telephony and Internet infrastructure do not continue to develop as anticipated, our operations will be negatively affected.

     For Internet telephony and Internet-based conferencing services to be commercially viable, the size of the network infrastructure, enabling technologies, necessary performance improvements, and user security will need to be upgraded and usage must increase substantially. If the Internet continues to experience an increased number of users, increased frequency of use, or increased bandwidth requirements, we can provide you no assurance that the performance or reliability of the Internet will not be adversely affected. We cannot assure you that the infrastructure or products or services necessary to make the Internet a viable commercial marketplace for the long term will be developed. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could adversely affect the level of Internet telephony usage, the level of traffic, and our Internet-based teleconferencing services.

If Internet telephony conferencing does not gain market acceptance, our potential for growth will be adversely affected.

     We cannot be certain that Internet telephone service will gain market acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops more slowly than we expect, then our future revenues from conferencing over the Internet would be adversely affected.

Technological innovations could render our current services obsolete.

     We expect technical innovations to stimulate new developments in teleconferencing services. These range from the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, unattended conferencing systems, and centralized office switching equipment to Internet telephony. Other competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, aside from the Internet-based services we are currently developing, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic.

We may be vulnerable to technical malfunctions which could adversely affect our operations.

     We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business. Our systems, communications hardware, and platform are vulnerable to damage or interruption from:

     .    Natural disasters.
     .    Power loss.
     .    Telecommunication failures.
     .    Loss of Internet access.
     .    Physical and electronic break-ins.
     .    Hardware defects.
     .    Computer viruses.
     .    Intentional acts of vandalism and similar events.

     If we experience substantial technical difficulties with our teleconferencing bridges, hardware, or software, we may not succeed in routing conferencing traffic effectively.

We incur financial risks in our international operations.

     We incur financial risks associated with international operations and related foreign currencies. International sales comprised approximately 50% of revenues in 1999 and we anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international conferences that are initiated outside the United States are denominated in local currency and are subject to foreign currency exchange risks. The assets and liabilities in our international operations also are denominated in each country's local currency and are subject to foreign currency exchange risks.

If we are unable to expand our international operations when we identify opportunities and bring them to a profitable operation within a reasonable time, we may be unable to complete our global platform.

     We cannot assure you that all our international offices will become and remain profitable. Our international offices are in Canada, the United Kingdom, France, Belgium, the Netherlands, Germany, Australia, and Hong Kong. We intend to expand the scope of our international operations, which will require us to open and staff new offices in additional countries, invest in more bridging equipment, fund marketing expenses, and incur other start-up costs. We incur these startup expenses when we open a new international office before we generate any revenue from that office. We intend to continue opening new international offices and view these expansion expenses as a necessary investment in future revenue growth, but we need each of these offices to become profitable within a reasonable time if we are to continue building our global platform.

Our plans to expand may be discontinued if we are unable to obtain sufficient financing.

     We may not be able to fully implement our domestic and international expansion plans with only the net proceeds from our sale of 800,000 shares of common stock in June 2000 and the sale of the 400,000 warrant shares which are the subject of this offering, especially with respect to our plans for Internet telephony conferencing and additional international offices. We may need additional equity or debt financing, collaborative arrangements with corporate partners, or funds from other sources for these purposes. Additional equity financings may be dilutive to our stockholders and debt financing may impose restrictive covenants on the way we operate our business. We may have difficulty obtaining these funds on a timely basis and on acceptable terms, if at all. If we cannot obtain adequate funds from operations or additional sources of financing, particularly if obtaining or retaining a customer's business depends on the prompt expansion of existing facilities or the opening of a new foreign office, we may experience operational difficulties and the loss of customers. Our business, financial condition, and results of operations will be materially and adversely affected by the unavailability of capital when we need it.

There are few regulatory barriers to entry into our current markets and new competitors may enter at any time.

     There are few regulatory barriers to competition in our markets. Until recently, local exchange carriers in the United States, including local telephone companies, were prohibited from providing audio teleconferencing, except in limited areas. Recent federal legislation allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers choose to enter or expand their activities in the teleconferencing market in the United States.

     There are no significant regulatory barriers to enter the markets we serve in Canada, the United Kingdom, the Netherlands, France, Belgium, Germany, Australia, or Hong Kong. Barriers to entry in other foreign markets vary, but may involve governmental regulation or government-owned telephone systems that block changes in existing regulations or resist competition with independent teleconferencing companies. These barriers may restrict our expansion into additional foreign markets.

We may not find the investment opportunities to optimize the use of our working capital.

     The intense competition within our industry for traditional conferencing services and the opportunity to explore, develop, and deliver Internet conferencing services require that we have resources available on short notice to allow us to penetrate new markets or provide new services. We have broad discretion in the application of our working capital and cannot assure you that our judgment in selecting these opportunities will optimize our use of our working capital.

We may be unable to adequately protect our proprietary rights which may limit our ability to compete effectively.

     We hold no patents. We may not be able to protect our proprietary information, business practices, trade secrets, or trademarks against a competitor's use, and we may not be successful in litigation we might bring to protect our proprietary information, business practices, or trademarks. To protect our proprietary rights, we rely generally on copyright, trademark, and trade secret laws, and confidentiality agreements with employees and third parties. However, employees, consultants, and others could breach their confidentiality agreements and we may not have adequate remedies for such breach. Further, while we believe our name and the "ACT" logo are unique in the teleconferencing market, a variety of other enterprises' usage of the name "Act" or "ACT" makes trademark protection in some contexts either unavailable or so likely to generate litigation or the threat of litigation that the pursuit of trademark protection is prohibitively expensive.

Our common stock price has been highly volatile, and we expect this volatility to continue.

     The market price of our common stock is highly volatile and may decline. We anticipate that the volatility of our common stock price may continue due to factors such as:

     .    Actual or anticipated fluctuations in results of our operations.
     .    Changes in or failure to meet securities analysts' expectations.
     .    Changes in market valuations of other teleconferencing companies.
     . Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.
     .    Introduction of new services by us or our competitors.

     . Conditions and trends in the teleconferencing industry and related technology industries.
     .    Future sales of our common stock.

     These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

Provisions of our articles of incorporation could delay or prevent a change in control of ACT.

     Certain provisions of our articles of incorporation may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

     .    Authority of the board of directors to issue additional preferred stock.
     .    Prohibition on cumulative voting in the election of directors.
     .    Election of directors by class for terms of three years.
     . Limitations on the ability of third parties to acquire us by their offer of a premium price to selected stockholders.
     . Agreements with key executives which provide special termination payments in the event of a change in control.
     . A share rights plan that enables stockholders to dilute an acquiring person's investment through the stockholders' purchase of a large number of shares.

Purchasers in this offering will experience immediate and substantial dilution.

     The offering price per share in this offering significantly exceeds our net tangible book value per share. Accordingly, the purchasers of shares sold in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

The price of our common stock may be adversely affected by the sale of a significant number of the shares available for future issuance through the exercise of options and warrants.

     The exercise of outstanding warrants and options and the potential sale of the underlying shares could have a material adverse effect on the public trading price of our stock, if the holders are willing to sell at a price that is significantly less than the current market price or the number of shares sold exceeds the number of shares the market can absorb at the current market price.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC .

     We have filed a registration statement on Form S-1 and its amendments with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

Incorporation by Reference

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") before the termination of the offer described in this prospectus:

     .    Our quarterly report on Form 10-Q, file no. 000-27560, filed on or about November 13, 2000 for the quarter ended September 30,
          2000.
     .    Our quarterly report on Form 10-Q, file no. 000-27560, filed on August 14, 2000 for the quarter ended June 30, 2000.
     .    Our prospectus filed on June 8, 2000. file nos. 333-32156 and
          333-38854.
     . Our registration statement on Form S-1 (MEF), file no. 333-38854, filed on June 8, 2000.
     .    Our current report on Form 8-K filed on June 6, 2000.
     .    Our annual report on Form 10-KSB, as amended,  filed on May
          31, 2000 for the year ended December 31, 1999.

     .    Our amendment no. 2 to Form S-1, file no . 333-32156, filed on May 22, 2000, which includes the description of the securities registered.
     .    Our quarterly report on Form 10-Q, filed on May 15, 2000 for the quarter ended March 31, 2000.
     .    The Schedule 14A Information filed on May 12, 2000.
     .    Our amendment no. 1 to Form S-1, file no. 333-32156, filed on May 2,
          2000.
     .    Our current report on Form 8-K filed on March 17, 2000.
     .    Our Form S-1, file no. 333-32156, filed on March 10, 2000.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

     Investor Relations Department
     ACT Teleconferencing, Inc.
     1658 Cole Boulevard, Suite 130
     Golden, CO  80401
     Telephone: (303) 235-9000

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol ACTT. The last reported sales price of the common stock on the Nasdaq SmallCap Market on November 9, 2000 was $8.125 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the shares offered in this prospectus. See "Selling Shareholders."

     The selling shareholders currently hold warrants to purchase 400,000 shares of common stock at an exercise price of $6.05 per share. If the selling shareholders or their transferees exercise all of these warrants for 400,000 shares, the proceeds to us would be $2,420,000, and we would use the proceeds for general corporate purposes.

                              SELLING SHAREHOLDERS

     The shares registered for sale under this prospectus are the 400,000 warrant shares issued to investors through our registration statements on Form S-1 filed on March 10, 2000 and amended on May 2, 2000 (Amendment No. 1) and May 22, 2000 (Amendment No. 2) and on Form S-1 MEF, File 333-38854, filed June 8, 2000. The selling shareholders are:

                                                                       Number of
Name                                                                     shares

     Robert G. Allison                                                    5,000

     Gary A. Bergren                                                      5,000

     Craig L. Campbell                                                    2,500

     Cede & Co.*                                                         12,375

     Dennis D. Gonyea                                                     2,500

     Dorothy J. Hoel                                                      2,500

     Lancaster Investment Partners LP                                    88,000

     Lancaster Investment Partners LP                                    55,000

     Paine Webber Inc.*                                                   5,000

     John T. Potter                                                       2,125

     Special Situations Private Equity Fund LP                          150,000

     Special Situations Technology Fund LP                               50,000

     USB Piper Jaffray as Custodian for the benefit of
     Bradley A. Erickson IRS                                              5,000

     USB Piper Jaffray as Custodian for the benefit of
     Richard C. Perkins IRA                                              12,500

     David M. Westrum Trustee for the benefit of David M.
     Westrum Revocable Living Trust                                       2,500


     TOTAL:                                                             400,000

    *Holder in street name.

     Before this offering, the selling shareholders did not own any shares of our common stock, and none of them had a relationship with us or our predecessors or affiliates within the past three years. The selling shareholders will determine the number of shares that they will actually sell, and the offer may depend upon a number of factors including the market price of the shares. Because the selling shareholders may offer all, some, or none of the shares, and because the offering this prospectus covers is currently not being underwritten, no estimate can be given as to the number of shares that the selling shareholders will hold upon or prior to termination of this offering.


                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. We do not know of any arrangements by the selling shareholders for the sale of any of the shares. The selling shareholders may sell the shares by one or more of the following methods, without limitation:

     . block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . Purchases by a broker or dealer as principal and resale by the broker or dealer for its own account under this prospectus;
     . ordinary brokerage transactions and transactions in which the broker solicits purchases;
     .    privately negotiated transactions;
     .    short sales;
     . through the writing of options on the shares, whether or not the options are listed on an options exchange; or
     .    any combination of any of these methods of sale.

     The selling shareholders may also transfer the shares by gift.

     We will not receive any proceeds from sales of any shares by the selling shareholders. We cannot ensure that the selling shareholders will sell all or any portion of the shares offered in this registration statement.

     Shares issuable upon exercise of the warrants held by the selling shareholders will be issued directly by us. No brokerage commission or similar fee will be paid in connection with the issuance of these shares. We will bear all expenses in connection with the registration of the shares covered by this prospectus.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of non-voting preferred stock, no par value. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to one investor, which shares are currently outstanding. In connection with our stockholder rights plan, we created Series B Junior Participating Preferred Shares for stockholders of record on and following December 10, 1999, but have not issued any Series B shares.

Common Stock

     The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to receive dividends as the board of directors may lawfully declare out of funds legally available and in liquidation and to share pro rata in any other distribution to the holders of common stock. We have never paid any dividends. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

                       ELIMINATION OF DIRECTOR LIABILITY

     Our articles eliminate the personal liability of our directors to the company and to our stockholders for monetary damages for breach of fiduciary duty, except in the instances described below. The Colorado Business Corporation Act authorizes the elimination of personal liability and is designed, among other things, to encourage qualified individuals to serve as directors of Colorado corporations by permitting Colorado corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care.

     Directors remain liable for breaches of their duty of loyalty to us and our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. The articles do not eliminate director liability under a separate provision of the Colorado Business Corporation Act that makes directors personally liable for unlawful payments of dividends, unlawful stock repurchases or redemptions, unlawful distributions of assets during liquidation, and unlawful loans or guarantees to a director. The Colorado Business Corporation Act expressly sets forth a negligence standard with respect to such liability.

     The provisions that eliminate liability as described above will apply to our officers only if they are our directors and are acting in their capacity as directors and will not apply to our officers who are not directors.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles of incorporation and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

     The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

     .    Conducted himself or herself in good faith,

     . Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and

     . In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The Colorado Business Corporation Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

     In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles of incorporation and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

     As far as exculpation or indemnification for liabilities arising under the Securities Act be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the SEC such exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The legality of the issuance of shares we are offering will be passed upon by Faegre & Benson LLP, Denver, Colorado.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in our Annual Report on Form 10-KSB/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                        TRANSFER AGENT AND WARRANT AGENT

     Our stock transfer agent and warrant agent is Computershare Investor Services, Inc., Suite Z-2, Lakewood, CO 80228.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Other expenses in connection with this registration on Form S-3 are estimated to be:


                                                                    Approximate
     Item                                                             Expense
     Legal Fees                                                       10,000*
     Accounting Fees and Expenses                                      5,000*
     Transfer Agent's Fees                                             1,675*
     Miscellaneous Expenses                                              500*
                                                                     -------
   Total                                                               $17,175

* Indicates estimate for the purpose of this filing.

Item 15.  Indemnification of Directors And Officers.

     The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. We formed our articles of incorporation to conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as exhibit 3.1 to this registration statement.

     In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

     The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

     Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.


Item 16. Exhibits.

Exhibit No.   Description
------------  -----------
3.1(1)        Restated articles of incorporation of ACT April 15, 1996, as amended October 18, 1999

3.2 (2)       Bylaws of ACT, amended as of April 15, 1996
4.1(3)        Form of specimen certificate for common stock of ACT
5 and 23.1    Opinion and consent of counsel
 10.1(3)      Stock option plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the plan
 10.2(3)      Form of stock option agreement
 10.3(3)      Form of common stock purchase warrant
10.10(3)      Split dollar insurance agreement dated March 1, 1990, between
              ACT and Gerald D. Van Eeckhout
10.11(3)      Service agreement dated April 10, 1992 between David Holden and
              ACT Teleconferencing Limited
10.19(4)      Stock option plan of 1996, as amended
10.20(5)      Employee stock purchase plan
10.22(6)      Loan and security agreement dated March 31, 1998 and form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6)      Loan agreement with Key Bank, N.A.
10.24(7)      Lease commitment and warrant with R.C.C. Finance Group Ltd.
10.25(7)      Contract for the supply of conferencing services design
              development and information signed July 14, 1998 between ACT
              Teleconferencing Services, Inc. and Concert Global Networks
              Limited
10.26(7)      Agreement for the supply of conferencing services signed July 14,
              1998 between ACT Teleconferencing Services, Inc. and Concert
              Global Networks Limited
10.27(7)      Agreement for videoconferencing equipment and services (GTE
              Telephone Operating Companies) dated October 1, 1998
10.28(8)      Stock option plan of 2000
23.2          Consent of Ernst & Young LLP

     (1) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended September 30, 1999, Filed with the Securities and Exchange Commission on November 12, 1999, File No. 0-27560.

     (2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended March 31, 1996, Filed with the SEC on May 15, 1996, File No. 0-27560.

     (3) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

       (4) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

       (5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

       (6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

       (7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.

       (8) Incorporated by reference, attached as appendix A to our Schedule 14A Information filed with the SEC on May 12, 2000, File No. 0-27560.

Item 17. Undertakings.

       We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

       Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

       That, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

       As far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   Signatures

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto on November 13, 2000.

                                       ACT Teleconferencing, Inc
                                       Registrant
                                       By:
                                            /s/ Gerald A. Van Eeckhout
                                            --------------------------------
                                                Gerald D. Van Eeckhout
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on by the following person in the capacities and on the dates indicated.

            Signature                             Title

/s/ Gerald D. Van Eeckhout          Chairman and Chief Executive Officer
-------------------------------     (Principal Executive Officer)
Gerald D. Van Eeckhout
                                                 incipal

/s/ Gavin J. Thomson                Chief Financial Officer and Secretary
-------------------------------     (Principal Financial and Accounting
Gavin J. Thomson                    Officer)

/s/ James F. Seifert
-------------------------------     Director
James F. Seifert

/s/ Donald L. Sturtevant
-------------------------------     Director
Donald L. Sturtevant

/s/ Ronald J. Bach
-------------------------------     Director
Ronald J. Bach

/s/ Carolyn R. Van Eeckhout
-------------------------------     Director
Carolyn R. Van Eeckhout

                               Index of Exhibits
All exhibits are filed electronically, unless incorporated by reference.

Exhibit No.   Description
------------  -----------
3.1(1)        Restated articles of incorporation of ACT April 15, 1996, as amended October 18, 1999
3.2 (2)       Bylaws of ACT, amended as of April 15, 1996
4.1(3)        Form of specimen certificate for common stock of ACT
5 and 23.1    Opinion and consent of counsel
 10.1(3)      Stock option plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the plan 10.2(3) Form of stock option agreement
 10.3(3)      Form of common stock purchase warrant
10.10(3)      Split dollar insurance agreement dated March 1, 1990, between
              ACT and Gerald D. Van Eeckhout
10.11(3)      Service agreement dated April 10, 1992 between David Holden and
              ACT Teleconferencing Limited
10.19(4)      Stock option plan of 1996, as amended
10.20(5)      Employee stock purchase plan
10.22(6)      Loan and security agreement dated March 31, 1998 and form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6)      Loan agreement with Key Bank, N.A.
10.24(7)      Lease commitment and warrant with R.C.C. Finance Group Ltd.
10.25(7)      Contract for the supply of conferencing services design
              development and information signed July 14, 1998 between ACT
              Teleconferencing Services, Inc. and Concert Global Networks
              Limited
10.26(7)      Agreement for the supply of conferencing services signed July 14,
              1998 between ACT Teleconferencing Services, Inc. and Concert
              Global Networks Limited
10.27(7)      Agreement for videoconferencing equipment and services (GTE
              Telephone Operating Companies) dated October 1, 1998
10.28(8)      Stock option plan of 2000
23.2          Consent of Ernst & Young LLP

       (1) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended September 30, 1999, Filed with the Securities and Exchange Commission on November 12, 1999, File No. 0-27560.

       (2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended March 31, 1996, Filed with the SEC on May 15, 1996, File No. 0-27560.

       (3) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

       (4) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

       (5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

       (6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

       (7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.

       (8) Incorporated by reference, attached as appendix A to our Schedule 14A Information filed with the SEC on May 12, 2000, File No. 0-27560.